Filed pursuant to Rule 433

Registration Nos. 333-205844 and 333-205844-04

**FULL PXING** Hyundai Auto Receivables Trust 2017-B

Jt Leads: Citi (str.), Credit Ag, RBC, SMBC

Comanagers: BAML, HSBC, TD, Wells Fargo

ANTICIPATED CAPITAL STRUCTURE

CLS	CLASS SIZE($MM)	OFFERED AMT***	WAL*	M/S	L.Fin	BNCH	SPRD	YLD%	CPN%	PRICE
A-1	209.000	198.550	0.26	P-1/A1+	08/18	YLD		1.300		100.00000
A-2-A	210.500	199.975	1.12	Aaa/AAA	08/20	EDSF	+10	1.581	1.57	99.99358
A-2-B	139.500	132.525	1.12	Aaa/AAA	08/20	1ML	+10			100.00000
A-3	275.000	261.250	2.39	Aaa/AAA	01/22	ISWP	+15	1.784	1.77	99.98267
A-4	73.780	70.091	3.44	Aaa/AAA	02/23	ISWP	+24	1.975	1.96	99.97699
B	17.620	16.739	3.86	Aa3/AA+	02/23	ISWP	+47	2.242	2.23	99.99410
C	29.380	27.911	4.06	A3/A+	05/24	ISWP	+67	2.459	2.44	99.97492

*  Assuming a 1.30% ABS prepayment speed and a 5% clean-up call

** A-2-A and A-2-B will be offered as fixed and floating rate and will be sized to demand.  A-2-B will not exceed $139.5mm or 39.86% of total A-2 balance.

***Offered Notes (95% of A-1 through C notes)

Available Information

* Ticker:	HART 2017-B
* Registration:	Public
* Expected Ratings:	M/S
* Settle:	08/16/2017
* First Payment:	09/15/2017
* Pay Date:	Monthly on the 15th (or next business day)
* Min Denoms:	$1k x $1k
* ERISA Eligible:	Yes
* B&D:	Citi
* Delivery:	DTC, Euroclear, Clearstream

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at https://urldefense.proofpoint.com/v2/url?u=http-3A__www.sec.gov&d=DwIGaQ&c=j-EkbjBYwkAB4f8ZbVn1Fw&r=O8KUb_H9nyqIMVB3BV4SxqvDnsK4QxU0TvM64VuY8R4&m=itlkToi6NQV1Q6i1ZmmYsv7Dr_l45Jrj05dsqMxwK3A&s=JgY8eZBAuaDQnAEDYFwPDoOH6TTbW14FTMkLZR-zmyY&e=.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.